EXHIBIT 99.2

To assist investors in assessing 2Q25 results, the following disclosures have been made available in the 8-K filing:
2Q25 INVESTOR RELATIONS DATA SUMMARY (PAGE 1 of 1)

Effective Income Tax Rate	2Q25	1Q25	4Q24	3Q24
Effective Income Tax Rate, %	34%	34%	24%	35%

Common Shares Outstanding, millions	2Q25	1Q25	4Q24	3Q24
At quarter end	4,263	4,310	4,353	4,395
Weighted-average - assuming dilution	4,331	4,372	4,413	4,462

Upstream Volume Driver Analysis, koebd	2Q25 vs 1Q25		2025 vs 2024 (YTD)
Prior Period	4,551		4,071
Entitlements - Net Interest	(18)		(27)
Entitlements - Price / Spend / Other	(10)		29
Government Mandates	5		(2)
Divestments	(44)		(144)
Growth / Other	146		664
Current Period	4,630		4,591

Upstream Realization Data	2Q25	1Q25	4Q24	3Q24
United States
ExxonMobil
Crude ($/b)	62.58	69.41	67.58	72.94
Natural Gas ($/kcf)	2.41	3.38	2.09	1.16

Marker Benchmarks
WTI ($/b)	63.87	71.46	70.35	75.19
Henry Hub ($/mbtu)	3.44	3.65	2.79	2.15

Non-U.S.
ExxonMobil
Crude ($/b)	62.01	68.12	67.58	73.07
Natural Gas ($/kcf)	10.23	10.17	10.77	10.13

Marker Benchmarks
Brent ($/b)	67.82	75.66	74.69	80.18
TTF ($/mbtu)	12.40	14.64	12.77	11.35

The above numbers reflect ExxonMobil’s current estimate of volumes and realizations given data available as of the end of the second quarter of 2025. Volumes and realizations may be adjusted when full statements on joint venture operations are received from outside operators. ExxonMobil management assumes no duty to update these estimates.

Product Solutions Marker Benchmark Data	2Q25	1Q25	4Q24	3Q24
Energy Products
Indicative Refining Margin ($/b)	13.6	11.5	9.5	10.5

Chemical Products
North American Polyethylene ($/T)	821	879	842	907
Asia Pacific Polyethylene ($/T)	837	856	886	895
Asia Pacific LVN ($/T)	576	658	652	672
USGC Ethane ($/T)	178	202	162	117

The above markers reflect the average prices from the quarter. Indicative Refining Margin, NA PE, AP PE, AP LVN, and USGC Ethane from Platts, part of S&P Global Commodity Insights. NA PE, AP PE, AP LVN, and USGC Ethane historical prices were updated to reflect simple averages. Marker associated sensitivities developed for forward-looking analysis and in relation to full-year results. For any given period, the accuracy of the earnings sensitivity will be dependent on the price movements of individual types of crude oil, natural gas, or products, results of trading activities, project start-up timing, maintenance timing, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices only provide broad indicators of changes in the earnings experienced in any particular period. Refer to "Modeling Toolkit" tab on the Investor Relations page of our website at www.exxonmobil.com for more information.